Exhibit 99

Contact Info:  Mary Ellen Fitzpatrick (978) 656-5520

                        Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces 2007 Third Quarter

Financial Results

LOWELL, Mass—(BUSINESS WIRE)—Oct. 16, 2007—Enterprise Bancorp, Inc. (the “company”) (NASDAQ:EBTC) announced net income of $2.623 million for the quarter ended September 30, 2007 compared to $2.451 million during the quarter ended September 30, 2006, an increase of 7%. Diluted earnings per share were $0.33 for the third quarter compared to $0.31 for the same period in 2006, an increase of 6%.

Net income for the nine months ended September 30, 2007 amounted to $7.163 million compared to $6.689 million for the same period in 2006, an increase of 7%. Diluted earnings per share were $0.91 for the nine months ended September 30, 2007 compared to $0.86 for the same period in 2006, an increase of 6%.

Year-to-date net income growth resulted primarily from an increase in non-interest income and a decrease in the provision for loan losses, partially offset by an increase in non-interest expense and a decrease in net interest income.

Net interest income for the nine months ended September 30, 2007 amounted to $30.4 million compared to $31.0 million for the same period in 2006, a decrease of 2%. Net interest margin, the spread earned between interest-earning assets and the company’s funding sources, primarily deposits, was 4.50% for the nine months ended September 30, 2007, compared to 4.79% for the same period in 2006. Net interest margin for the quarter ended September 30, 2007 was 4.40% compared to 4.51% and 4.76% for the quarters ended June 30, 2007 and September 30, 2006, respectively. The decrease in margin resulted from both the flat yield curve and a highly-competitive marketplace.

Non-interest income was $7.1 million for the nine months ended September 30, 2007, an increase of $2.0 million or 39% over the same period in 2006. The growth resulted primarily from an increase of $850 thousand in gains on security sales, which occurred mainly in the second and third quarters, and from increases of $376 thousand in investment advisory fees, $208 thousand in bank-owned life insurance income, and $334 thousand in deposit-service fees.

Non-interest expense amounted to $26.1 million for the nine months ended September 30, 2007 compared to $24.6 million for the same period in 2006, an increase of 6%. The increases were predominantly in occupancy and compensation-related costs which support the company’s growth.

The provision for loan losses, which is impacted by asset quality and loan growth, amounted to $350 thousand for the nine months ended September 30, 2007 compared to $892 thousand for the same period in 2006, a decrease of $542 thousand. The reduced provision reflects favorable year-to-date net recoveries of $109 thousand of which $67 thousand occurred in the third quarter. The allowance for loan losses to total loans ratio was 1.65% at September 30, 2007 and June 30, 2007 as compared to 1.70% at December 31, 2006.

Key Financial Highlights

•                  Total assets were $1.033 billion at September 30, 2007 as compared to $979.3 million at December 31, 2006, an increase of 6%.

•                  Total loans increased 7% since December 31, 2006, amounting to $812.1 million at September 30, 2007.

•                  Total deposits, excluding brokered deposits, were $808.3 million at September 30, 2007 and $802.6 million at December 31, 2006, an increase of 0.7%. Brokered deposits amounted to $90.0 million and $64.9 million on those respective dates.

•                  Investment assets under management increased to $546.0 million at September 30, 2007 compared to $502.1 million at December 31, 2006, an increase of 9%.

•                  Total assets under management amounted to $1.6 billion at September 30, 2007 as compared to $1.5 billion at December 31, 2006, an increase of 6%.

George L. Duncan, Chairman of Enterprise Bancorp, Inc. summarized the September 30, 2007 results by stating, “The banking industry’s earnings continue to be effected by reduced interest margins. In light of this, we are very pleased to report quarter and year-to-date 2007 net income growth of 7%.”

John P. Clancy, Jr., Chief Executive Officer, added, “We have been able to show strong earnings growth in spite of net margin pressure in the banking industry while, at the same time, we remain focused on investing in our future as well as our commitment to a long-term strategy of geographic expansion and growth.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through the bank and its subsidiaries, the company offers a range of commercial and consumer loan and deposit products as well as investment management, trust and insurance services. The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The company’s primary market area is the Merrimack Valley, North Central region of Massachusetts and South Central New Hampshire. The company has fourteen full-service branch banking offices located in the Massachusetts cities and towns of Lowell, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Tewksbury, and Westford, and in Salem, New Hampshire, which serve those cities and towns as well as the surrounding communities. The Company plans to open a new branch facility in the city of Methuen, Massachusetts in early 2008.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the company. These risks, uncertainties and other factors may cause the actual results, performance and achievements of the company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition. For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three and nine months ended September 30, 2007 and 2006

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2007	2006	2007	2006

Interest and dividend income:
Loans	$15,096	$13,991	$43,936	$39,802
Investment securities	1,463	1,510	4,151	4,558
Short-term investments	143	97	209	257
Total interest and dividend income	16,702	15,598	48,296	44,617

Interest expense:
Deposits	5,946	4,722	16,451	12,021
Borrowed funds	183	95	589	726
Junior subordinated debentures	294	294	883	883
Total interest expense	6,423	5,111	17,923	13,630

Net interest income	10,279	10,487	30,373	30,987

Provision for loan losses	215	375	350	892

Net interest income after provision for loan losses	10,064	10,112	30,023	30,095

Non-interest income:
Investment advisory fees	794	747	2,389	2,013
Deposit service fees	588	454	1,615	1,281
Bank-owned life insurance	152	158	448	240
Net gains on sales of investment securities	391	28	869	19
Gains on sales of loans	45	39	144	117
Other income	574	442	1,672	1,469
Total non-interest income	2,544	1,868	7,137	5,139

Non-interest expense:
Salaries and employee benefits	5,303	4,835	15,945	14,964
Occupancy expenses	1,520	1,539	4,873	4,474
Audit, legal and other professional fees	289	297	1,081	922
Advertising and public relations	259	326	816	955
Supplies and postage	222	235	704	636
Investment advisory and custodial expenses	132	130	384	364
Other operating expenses	867	730	2,273	2,251
Total non-interest expense	8,592	8,092	26,076	24,566

Income before income taxes	4,016	3,888	11,084	10,668
Income tax expense	1,393	1,437	3,921	3,979

Net income	$2,623	$2,451	$7,163	$6,689

Basic earnings per share	$0.33	$0.32	$0.92	$0.88

Diluted earnings per share	$0.33	$0.31	$0.91	$0.86

Basic weighted average common shares outstanding	7,846,563	7,691,407	7,797,682	7,644,641

Diluted weighted average common shares outstanding	7,921,918	7,840,578	7,899,919	7,811,668

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

	September 30,	December 31,	September 30,
(Dollars in thousands)	2007	2006	2006

Assets
Cash and cash equivalents:
Cash and due from banks	$29,500	$35,583	$28,408
Short-term investments	3,542	15,304	20,856
Total cash and cash equivalents	33,042	50,887	49,264

Investment securities at fair value	147,391	131,540	142,936
Loans, less allowance for loan losses of $13,399 at September 30, 2007, $12,940 at December 31, 2006, and $12,721 at September 30, 2006	798,740	748,173	733,841
Premises and equipment	18,585	16,015	13,848
Accrued interest receivable	6,139	5,464	5,615
Deferred income taxes, net	6,590	6,861	6,241
Bank-owned life insurance	12,594	12,212	12,074
Prepaid expenses and other assets	2,910	1,976	1,959
Income taxes receivable	1,150	—	842
Core deposit intangible, net of amortization	376	475	509
Goodwill	5,656	5,656	5,656

Total assets	$1,033,173	$979,259	$972,785

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$898,336	$867,522	$867,917
Borrowed funds	30,402	15,105	9,967
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	6,399	6,567	7,580
Income taxes payable	—	92	—
Accrued interest payable	2,782	2,105	2,433

Total liabilities	948,744	902,216	898,722

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—

Common stock $0.01 par value per share; 20,000,000 shares authorized; 7,860,818, 7,722,288 and 7,702,702 shares issued and outstanding at September 30, 2007, December 31, 2006 and September 30, 2006, respectively	79	77	77
Additional paid-in capital	27,487	25,806	25,463
Retained earnings	56,421	51,127	49,120
Accumulated other comprehensive income / (loss)	442	33	(597)

Total stockholders’ equity	84,429	77,043	74,063

Total liabilities and stockholders’ equity	$1,033,173	$979,259	$972,785

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the	At or for the	At or for the
	nine months	year	nine months
	ended	ended	ended
	September 30,	December 31,	September 30,
(Dollars in thousands, except per share data)	2007	2006	2006
Balance Sheet Items:
Total assets	$1,033,173	$979,259	$972,785
Loans serviced for others	20,516	21,659	22,152
Investment assets under management	546,030	502,059	462,811
Total assets under management	$1,599,719	$1,502,977	$1,457,748

Book value per share	$10.74	$9.98	$9.62
Dividends per common share	$0.24	$0.28	$0.21
Total capital to risk weighted assets	11.46%	11.37%	11.22%
Tier 1 capital to risk weighted assets	10.17%	10.08%	9.95%
Tier 1 capital to average assets	8.77%	8.47%	8.32%
Allowance for loan losses to total loans	1.65%	1.70%	1.70%
Non-performing loans to total loans	0.43%	0.24%	0.26%

Income Statement Items (annualized):
Return on average assets	0.97%	0.98%	0.95%
Return on average stockholders’ equity	11.92%	12.89%	12.71%
Net interest margin (tax equivalent)	4.50%	4.78%	4.79%